T-REX OIL, INC. ANNOUNCES APPROVAL OF WATER DISPOSAL WELL
                            IN SIOUX COUNTY, NEBRASKA

BROOMFIELD (PRNEWSIRE) -APRIL 27, 2015 - T-REX OIL, INC. (OTC: TRXO), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil plays and with a focus on Rocky Mountain region, today announced that it had received final approval from the Nebraska Oil & Gas Commission in Sydney, Nebraska on the application of T-Rex No. 1, LLC to drill and complete a water injection/disposal well. The Company is the manager and operator of the T-Rex No. 1 LLC.

This approval will enable T-Rex No. 1 to proceed with its construction of its water disposal facility to serve not only its field, but allowing T-Rex to provide water disposal services to the surrounding oil fields in Nebraska, Colorado and Wyoming.

"Management is thrilled to receive final permit approval on the water disposal well," stated Don Walford, CEO, "This approval opens a revenue opportunity for T-Rex that allows the Company to expand its revenues beyond its oil and gas production and moves T-Rex forward in its business plan."

Management estimates that the well will be capable of safely processing a maximum of 14,000 barrels per day, seven days a week, subject to a disposal rate to be set by the Nebraska Oil & Gas Commission. Current local disposal fees range $1.25 to $1.50 a barrel.

ABOUT T-REX OIL, INC.

T-Rex Oil, Inc. is an energy company focused on acquiring, exploring, developing and producing oil and natural gas properties predominately in the central and western United States. The Company's executives have extensive experience in managing oil and gas properties. Currently, T-Rex Oil, Inc. has acquired producing wells, leases and water disposal properties in Wyoming, Nebraska, and Utah and is actively pursuing other expansion opportunities in Colorado. The Company's goal is to build steady, sustainable growth of its inventory of oil and gas properties. Information about T-Rex Oil, Inc. can be found at www.t-rexoilinc.com.

FORWARD-LOOKING STATEMENTS
This press release includes  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company's ability to execute its business plan; changes in prices and demand for oil and natural gas prices; delays and other difficulties related to producing oil and natural gas; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to T-Rex's SEC filings. T-Rex undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. Any forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: T-Rex Oil, Inc.
T-Rex Oil, Inc.
720-502-4483